Exhibit (a)(5)(i)

Templeton Global Income Fund Announces Commencement of Tender Offer for its Common Shares

Fort Lauderdale, Florida, October 10, 2023—Templeton Global Income Fund (NYSE: GIM) (the “Fund”), today announced the commencement of a tender offer for its outstanding common shares.

The Fund will purchase for cash up to 45% of its outstanding common shares, no par value, at a price equal to 99% of the Fund’s NAV per share as determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on the day the tender offer expires. The tender offer will expire on November 9, 2023 at 5:00 p.m. Eastern time, unless otherwise extended.

In unanimously approving the tender offer, the Board of Trustees of the Fund considered that a self-tender offer would provide enhanced liquidity to the shareholders ahead of the Fund’s potential investment adviser transition from Franklin Advisers, Inc. to Saba Capital Management, L.P. (which is subject to approval by shareholders); provide potential accretion to the Fund’s NAV per share; and seek to help narrow the NAV discount at which the Fund’s shares trade.

The terms and conditions of the tender offer are set forth in the Fund’s tender offer statement on Schedule TO, including the offer to purchase and related Letter of Transmittal, that was filed today with the Securities and Exchange Commission (the “SEC”).

Important Notice

This press release is for informational purposes only and shall not constitute a recommendation or an offer or a solicitation to buy any common shares. The offer to purchase common shares is being made pursuant to an offer on Schedule TO. COMMON SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS, INCLUDING THE OFFER TO PURCHASE AND ANY SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF COMMON SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Common shareholders may obtain a free copy of any of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Fund.

For more information, please contact Campaign Management LLC, Information Agent for the tender offer, at 1-855-434-5243.

Contacts

Longacre Square Partners

Greg Marose / Kate Sylvester, 646-386-0091

gmarose@longacresquare.com / ksylvester@Longacresquare.com